                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              VISION - SCIENCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             VISION-SCIENCES, INC.
                              Nine Strathmore Road
                          Natick, Massachusetts 01760

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON TUESDAY, AUGUST 18, 1998

    The Annual Meeting of Stockholders of Vision-Sciences, Inc. (the "Company") will be held at the offices of Hale and Dorr LLP, 26th Floor, 60 State Street, Boston, Massachusetts on Tuesday, August 18, 1998 at 10:00 a.m., local time, to consider and act upon the following matters:

    1. To elect Lewis C. Pell, as a Class I Director, to serve for a three-year term;

    2. To approve (i) an amendment to the Company's 1990 Stock Option Plan (the "1990 Plan") increasing the number of shares of Common Stock authorized for issuance under the Plan from 2,375,000 shares to 4,375,000 shares (ii) an amendment to the 1990 Plan to comply with the Section 162(m) per participant limit and (iii) the continuance of the 1990 Plan;

    3. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Stockholders of record at the close of business on July 2, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          Katsumi Oneda, Chairman

Natick, Massachusetts
July 24, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN
  THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS
                          MAILED IN THE UNITED STATES.

                             VISION-SCIENCES, INC.
                              Nine Strathmore Road
                          Natick, Massachusetts 01760

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 18, 1998

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vision-Sciences, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on August 18, 1998 at 10:00 a.m. at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

    The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, as filed with the Securities and Exchange Commission ("SEC"), except for exhibits, were mailed to stockholders, along with these proxy materials, on or about July 24, 1998.

VOTING SECURITIES AND VOTES REQUIRED

    At the close of business on July 2, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 16,661,021 shares of Common Stock of the Company, $.01 par value ("Common Stock"), constituting all of the voting stock of the Company. Holders of Common Stock are entitled to one vote per share.

    The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

    The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required for the proposed amendment to the Company's 1990 Stock Option Plan (the "1990 Option Plan") and the ratification of the selection of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year.

    Shares that abstain from voting as to a particular matter, and shares held in "street name" by a broker or nominee who indicates on a proxy that he or she does not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voted on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on matters, such as the ones presented for stockholder approval at this Annual Meeting, that require the affirmative vote of a certain percentage of the shares voting on the matter.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGERS

    The following table sets forth the beneficial ownership of the Company's Common Stock as of April 30, 1998 (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each current director or nominee for director, (iii) by each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below and (iv) by all current directors and executive officers as a group:

                                                                                      NUMBER OF
                                                                                       SHARES        PERCENTAGE OF
NAME AND ADDRESS OF                                                                  BENEFICIALLY     OUTSTANDING
  BENEFICIAL OWNER                                                                    OWNED (1)     COMMON STOCK(2)
-----------------------------------------------------------------------------------  -----------  -------------------
Katsumi Oneda(3)...................................................................   4,451,383             26.5%
  c/o Vision-Sciences, Inc.
  Nine Strathmore Road
  Natick, MA 01760
Lewis C. Pell(4)...................................................................   4,297,508             25.8%
  c/o Machida Incorporated
  40 Ramland Road
  Orangeburg, NY 10962
Fred E. Silverstein, M.D...........................................................     154,250            *
Gerald B. Lichtenberger, Ph.D.(5)..................................................     128,500            *
Kenneth W. Anstey(6)...............................................................      20,000            *
E. Paul Harhen(7)..................................................................      60,000            *
All current directors and executive officers as a group (seven persons)(8).........   9,112,141             53.9%

------------------------

*   Less than 1% of the shares of Common Stock outstanding.

(1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The number of shares of Common Stock beneficially owned by each director, nominee for director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Any reference in these footnotes to shares subject to stock options held by the person in question refers to stock options held by such person that are currently exercisable or exercisable within 60 days after April 30, 1998.

(2) The number of shares deemed outstanding includes 16,645,071 shares outstanding as of April 30, 1998 and any shares subject to stock options held by the person or entity in question that are currently exercisable or exercisable within 60 days after April 30, 1998.

(3) Includes 125,000 shares subject to stock options.

(4) Includes 50,000 shares and 42,500 shares held of record and beneficially owned by Mr. Pell's wife and child, respectively. Mr. Pell disclaims beneficial ownership of these shares.

(5) Includes 3,000 shares owned by Dr. Lichtenberger and 3,000 shares owned by Dr. Lichtenberger's wife as custodians for their children. Dr. Lichtenberger disclaims beneficial ownership of these shares. Also includes 50,000 shares subject to stock options.

(6) Comprised of 20,000 shares subject to stock options.

(7) Mr. Harhen has resigned from the Company effective May 31, 1998. Shares beneficially owned comprised of 60,000 shares subject to stock options.

(8) Includes, as to all directors and executive officers as a group, 255,000 shares subject to stock options that are currently exercisable or exercisable within 60 days after April 30, 1998. Also includes shares for which certain individuals have disclaimed beneficial ownership, as set forth in the above footnotes.

                             ELECTION OF DIRECTORS

    The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There is currently one Class I Director, whose term expires at the 1998 Annual Meeting of Stockholders, two Class II Directors, whose terms expire at the 1999 Annual Meeting of Stockholders, and two Class III Directors, whose terms expire at the 2000 Annual Meeting of Stockholders (in all cases subject to the election of their successors and to their earlier death, resignation or removal).

    The persons named in the enclosed proxy will vote to elect Lewis C. Pell as a Class I Director, unless authority to vote for the election of Mr. Pell is withheld by marking the proxy to that effect. Mr. Pell is currently a Class I Director of the Company. Mr. Pell has indicated his willingness to serve, if elected, but if he is unable or unwilling to stand for election, proxies may be voted for a substitute nominee or nominees designated by the Board of Directors.

    Set forth below are the name and certain information with respect to each director of the Company, including the nominee for Class I Director.

                                CLASS I DIRECTOR

    LEWIS C. PELL, age 55, a co-founder of the Company, has been Vice-Chairman of the Board of Directors of the Company since May 1992. Mr. Pell has served as a director of Heart Technology, Inc., a publicly-held medical device company. Mr. Pell is a founder or co-founder of a number of other privately-held medical device companies, including Biosense, Inc., Influence, Inc., Flexiclave, Inc., iSight, Inc., and Vitality Biotechnologies, Inc. Mr. Pell was co-founder and a director of Versaflex Delivery Systems, Inc. and InStent, Inc., which were sold in 1988 and 1996, respectively, to Medtronic, Inc. In 1983, Mr. Pell co-founded American Endoscopy, Inc. and served as a director until it was sold in 1986 to C.R. Bard, Inc. In September 1979, he co-founded Pentax Precision Instrument Corporation and served as Executive Vice President and director until December 1990, when it was sold to Asahi Optical Company.

                               CLASS II DIRECTORS

    KATSUMI ONEDA, age 60, a co-founder of the Company, has been President, Chief Executive Officer and Chairman of the Board of Directors of the Company since October 1993. He served as Vice-Chairman of the Board of Directors of the Company from May 1992 to October 1993, as Honorary Chairman of the Board of Directors from October 1991 to October 1993 and as Chairman of the Board of Directors from September 1990 to October 1991. From 1979 to December 1990, he was President and Chief Executive Officer of Pentax Precision Instrument Corporation. Mr. Oneda is a director of several private companies. He has been a director of the Company since 1987.

    FRED E. SILVERSTEIN, M.D., age 56, served as a Professor of Medicine at the University of Washington from July 1989 to June 1994 and a partner of Frazier and Company beginning in July 1994. Dr. Silverstein has been a prominent practitioner and author in the field of gastroenterology. Dr. Silverstein is a director of Aradigm Corporation, Washington Research Foundation, the Washington Technology Center in Seattle and several private medical companies. He has been a director of the Company since 1990.

                              CLASS III DIRECTORS

    KENNETH W. ANSTEY, age 52, has served as Chief Executive Officer of Oratec Interventions Inc., a medical device company, since April 1997. Mr. Anstey served as Chief Executive Officer of Biofield, Corp., a medical device company, from December 1995 to March 1997. From August 1991 to December 1995, Mr. Anstey served as President and Chief Executive Officer of Mitek Surgical Products, Inc., a medical device company. From 1989 to 1991, Mr. Anstey served in various capacities at subsidiaries of Bristol-Meyers Squibb Company, including as President of ConvaTec, Inc., a manufacturer of ostomy and surgical products. Mr. Anstey is also a director of Cell Pro Inc. and Spine Tech, Inc. He has been a director of the Company since 1993.

    GERALD B. LICHTENBERGER, PH.D., age 53, has served as Executive Vice President, Chief Operating Officer and Secretary of the Company since December 1996. From June 1990 to December 1996, Dr. Lichtenberger served as President and a Director of iSight, Inc., a developer and manufacturer of digital video cameras and components. Dr. Lichtenberger was Vice President of Strategic Planning and Vice President of Operations of Pentax Precision Instrument Corporation from 1986 until 1990, and was President, Chief Executive Officer and Chairman of the Board of Directors of Systems of the Future, Inc. from 1979 until 1986.

    Executive officers of the Company are generally elected by the Board of Directors on an annual basis and serve at the Board's discretion. No family relationships exist among any of the executive officers or directors of the Company.

BOARD AND COMMITTEE MEETINGS

    The Company has a standing Audit Committee of the Board of Directors, which reviews the Company's independent auditors' performance in the annual audit, reviews auditors' fees, discusses the Company's internal accounting control policies and procedures and considers and recommends the selection of the Company's independent auditors. The Audit Committee did not meet during the fiscal year ended March 31, 1998. The current members of the Audit Committee are Dr. Silverstein and Mr. Anstey.

    The Company has a standing Compensation Committee of the Board of Directors, which sets the compensation levels of executive officers of the Company (subject to review by the Board of Directors), provides recommendations to the Board regarding compensation programs of the Company, administers the Company's 1990 Stock Option Plan (the "1990 Option Plan") and authorizes option grants under the 1990 Option Plan to all employees of the Company. The Compensation Committee met one time during the fiscal year ended March 31, 1998. The current members of the Compensation Committee are Mr. Anstey and Dr. Silverstein.

    The Board of Directors met four times during the fiscal year ended March 31, 1998. Each incumbent director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served.

DIRECTOR COMPENSATION

    The Company's outside directors (currently, Dr. Silverstein and Mr. Anstey) receive an annual director's fee in the amount of $10,000 payable quarterly. Directors are reimbursed for certain Company-related travel expenses.

    Pursuant to the Company's 1993 Director Option Plan (the "1993 Director Plan"), each person who was an outside director on August 16, 1993 and who did not have a consulting agreement with the Company on that date was granted a nonstatutory option to purchase 20,000 shares of the Company's Common Stock at a price equal to the fair market value of the Common Stock on the date of grant, which option becomes exercisable over a four-year period from the date of grant with one-fifth of the option being exercisable on the date of grant and an additional one-fifth becoming exercisable on each of the first, second, third and fourth anniversaries of the date of grant. In addition to the 20,000 share option grant described above, each outside director whose option shares are fully vested is granted a nonstatutory stock option on the date that all such shares become fully vested to purchase 20,000 shares of the Company's Common Stock at a price equal to the fair market value at the time of grant, which option shall become exercisable over a four-year period from the date of grant as set forth above.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION

    The following table sets forth certain information concerning the compensation, for the fiscal years indicated, of the Company's Chief Executive Officer and each of the Company's other executive officers who earned more than $100,000 during the fiscal year ended March 31, 1998 (the "Senior Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                   ---------------------------------------------
                                                                                                    AWARDS
                                                                                      ANNUAL      -----------
NAME AND                                                                FISCAL     COMPENSATION   NO. OPTION       ALL OTHER
  PRINCIPAL POSITION(1)                                                  YEAR        SALARY(2)     OF SHARES    COMPENSATION(3)
--------------------------------------------------------------------  -----------  -------------  -----------  -----------------
Katsumi Oneda (4)...................................................        1998    $   187,850       --              --
  President, Chief Executive Officer                                        1997        191,629       --              --
  and Chairman of the Board of Directors                                    1996        194,718       --              --
Lewis C. Pell.......................................................        1998        109,200       --           $   1,638
  Vice Chairman of                                                          1997        109,200       --               1,638
  the Board of Directors                                                    1996        109,200       --               1,638
Gerald B. Lichtenberger.............................................        1998        130,000       --              --
  Executive Vice President, Chief Operating Officer and Secretary           1997         30,000      100,000          --
E. Paul Harhen (5)..................................................        1998        114,815       80,000           1,593
  Vice President--Operations                                                1997        104,494       60,000           1,414
                                                                            1996         97,923       15,000           1,261

------------------------

(1) The rules of the SEC require that this table, the stock option grant table and the stock option exercise table which follow, present information concerning the Company's Chief Executive Officer as of March 31, 1998, the Company's fiscal year-end, any other person who served as the Company's Chief Executive Officer at any time during the fiscal year ended March 31, 1998 and the Company's four other most highly compensated executive officers (determined by reference to total annual salary and bonus earned by such officers) whose total salary and bonus exceeded $100,000 for the fiscal year ended March 31, 1998. Because the Company had only three other executive officers whose compensation exceeded $100,000 for the fiscal year ended March 31, 1998, this table and the two tables that follow present compensation information only for the Chief Executive Officer and such other three executive officers.

(2) In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Senior Executive.

(3) Consists of Company contributions to 401(k) Plan.

(4) $97,500 of Mr. Oneda's 1996 salary and all of Mr. Oneda's 1997 and 1998 salary have been accrued and will be paid to Mr. Oneda at such time as the Company generates a positive cash flow.

(5) Mr. Harhen resigned from the Company effective May 31, 1998.

    OPTION GRANTS

    The following table sets forth certain information concerning grants of stock options made during the fiscal year ended March 31, 1998 to each of the Senior Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS
                                            --------------------------------------------------
                                                          PERCENT OF
                                                             TOTAL
                                             NUMBER OF      OPTIONS                             POTENTIAL REALIZABLE VALUE AT
                                            SECURITIES      GRANTED                             ASSUMED ANNUAL RATES OF SHARE
                                            UNDERLYING        TO        EXERCISE                PRICE APPRECIATION FOR OPTION
                                              OPTIONS      EMPLOYEES     OR BASE                           TERM(1)
                                              GRANTED      IN FISCAL      PRICE    EXPIRATION   ------------------------------
NAME                                            (#)          YEAR          ($)        DATE           5%($)          10%($)
------------------------------------------  -----------  -------------  ---------  -----------  ---------------  -------------
Katsumi Oneda.............................      --            --           --          --             --              --
Lewis C. Pell.............................      --            --           --          --             --              --
Gerald B. Lichtenberger...................      --            --           --          --             --              --
E. Paul Harhen............................       5,000           .59%   $  1.1875    12/26/03      $   3,734       $   9,463
                                                20,000          2.37%      1.1875     7/19/04         14,936          37,850
                                                10,000          1.19%      1.1875     3/14/05          7,468          18,925
                                                10,000          1.19%      1.1875    12/18/05          7,468          18,925
                                                 5,000           .59%      1.1875     3/27/06          3,734           9,463
                                                10,000          1.19%      1.1875     6/19/06          7,468          18,925
                                                20,000          2.37%      1.1875     5/27/07         14,936          37,850

------------------------

(1) These columns show the hypothetical gains or option spreads of the options granted based on the fair market value of the Common Stock on the date of grant and assumed annual compound share appreciation rates of 5% and 10% over the full term of the options. The assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future stock prices. Actual gains, if any, on option exercises will depend on the timing of such exercise and the future performances of the Company's Common Stock. Values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

    OPTION EXERCISES AND HOLDINGS

    The following table sets forth certain information concerning each exercise of a stock option during the fiscal year ended March 31, 1998 by each of the Senior Executives, and the number and value of unexercised options held by each of the Senior Executives on March 31, 1998.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                                            VALUE OF
                                                                                     NUMBER OF            UNEXERCISED
                                                                                   SHARES SUBJECT         IN-THE-MONEY
                                                                                   TO UNEXERCISED           OPTIONS
                                                                                 OPTIONS AT FISCAL         AT FISCAL
                                              NUMBER OF                               YEAR-END            YEAR-END (1)
                                           SHARES ACQUIRED        VALUE      --------------------------  --------------
NAME                                         ON EXERCISE        REALIZED     EXERCISABLE  UNEXERCISABLE   EXERCISABLE
---------------------------------------  -------------------  -------------  -----------  -------------  --------------
Katsumi Oneda..........................          --                --           125,000        --              --
Lewis C. Pell..........................          --                --            --            --              --
Gerald B. Lichtenberger................               0                 0        50,000        50,000      $   15,625
E. Paul Harhen.........................               0                 0        50,000        80,000          15,625


NAME                                     UNEXERCISABLE
---------------------------------------  -------------
Katsumi Oneda..........................       --
Lewis C. Pell..........................       --
Gerald B. Lichtenberger................   $    15,625
E. Paul Harhen.........................        25,000

------------------------

(1) Based on the fair market value of the Common Stock on March 31, 1998 ($1.50 per share), less the option exercise price.

AGREEMENTS WITH SENIOR EXECUTIVES

    The Company does not have any employment contracts, termination of employment or change in control arrangements with any of the Senior Executives.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On December 23, 1997, the Company issued 970,874 shares of its Common Stock to each of Messrs. Oneda and Pell. The shares of Common Stock were sold to Messrs. Oneda and Pell in a private transaction at a price per share equal to $1.03, representing 80% of the average closing price of the Company's Common Stock on the Nasdaq SmallCap Market during the five trading days ended December 22, 1997.

    The Company leases its 25,000 square foot facility in Orangeburg, New York from J&J Associates, Inc. under a lease due to expire on August 31, 2000, subject to renewal or extension. Messrs. Oneda and Pell together own 50% of J&J Associates. During the fiscal year ended March 31, 1998, the Company paid an aggregate of $186,000 to J&J Associates under this lease.

    The Company believes that the terms of the foregoing transactions are at least as favorable to the Company as could have been obtained from an unaffiliated third parties.

    The Company has a policy that transactions, if any, between the Company and its officers, directors or other affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors; and further, that any loans by the Company to its officers, directors or other affiliates must be for bona fide business purposes only.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation Committee, which is currently comprised of Kenneth W. Anstey and Fred E. Silverstein, M.D. The Compensation Committee is responsible for determining the compensation package of each executive officer and recommending it to the Board of Directors. In the fiscal year ended March 31, 1998, the Board of Directors did not modify or reject in any material way any action or recommendation of the Compensation Committee. In making decisions regarding executive compensation, the Compensation Committee considers the input of the Company's other directors, including the input of Mr. Oneda with respect to the compensation of the Company's executive officers other than Mr. Oneda.

POLICIES AND PHILOSOPHY

    The Company's executive compensation program is structured and administered to achieve three broad goals in a manner consistent with stockholder interests. First, the Compensation Committee structures executive compensation programs and decisions regarding individual compensation in a manner that the Compensation Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of specified business objectives of the Company, which are often targeted to the individual executive's particular business unit. Finally, the Compensation Committee designs the Company's executive compensation programs to provide executives with long-term ownership opportunities in the Company in an attempt to align executive and stockholder interests.

    The Company has not to date generated significant revenues from the sales of its new products that incorporate its disposable Endosheath technology. Accordingly, in evaluating both individual and corporate performance for purposes of determining salary levels and stock option grants, the Compensation Committee currently places significant emphasis on the progress and success of the Company with respect to matters such as product development, including product design and manufacturing, and enhancement of the Company's patent and licensing position as well as on the Company's overall financial performance and sales by product line.

EXECUTIVE OFFICER COMPENSATION IN FISCAL 1998

    The compensation programs for the Company's executives established by the Compensation Committee consist of two elements based upon the foregoing objectives: (i) base salary and benefits competitive with the marketplace; and
(ii) stock-based equity incentives in the form of participation in the 1990 Option Plan. The Compensation Committee believes that providing a base salary and benefits to its executive officers that are competitive with the marketplace enables the Company to attract and retain key executives. The Compensation Committee generally provides executive officers discretionary stock option awards to reward them for achieving specified business objectives and to provide them with long-term ownership opportunities. In evaluating the salary level and equity incentives to award to each current executive officer, the Compensation Committee examines the progress which the Company has made in areas under the particular executive officer's supervision, such as manufacturing or sales, and the overall performance of the Company. The Compensation Committee does not establish specific goals or milestones which automatically trigger additional compensation for the executive officers but rather decides on each executive officer's compensation after taking into account actions by such officer to accomplish established Company goals.

    In determining the salary of each executive officer, including the Senior Executives, the Compensation Committee and the Board of Directors consider numerous factors such as (i) the individual's performance, including the expected contribution of the executive officer to the Company's goals, (ii) the Company's long-term needs and goals, including attracting and retaining key management personnel and (iii) the Company's competitive position, including data on the payment of executive officers at comparable companies that are familiar to members of the Compensation Committee. The companies described under the caption "Comparative Stock Performance" below constitute a much broader group of companies at various stages of development than those considered by the Compensation Committee to compare compensation levels of the Company's executive officers. Rather, the companies used by the Compensation Committee to compare executive compensation are companies of which the members of the Compensation Committee have specific knowledge and are considered as of the time those companies were at similar stages of development as the Company. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions and the historic compensation levels of the individual. The Compensation Committee believes that the salary levels of the Company's executive officers are in the middle third when compared to the compensation levels of companies at similar stages of development as the Company.

    Stock option grants made pursuant to the 1990 Option Plan in the fiscal year ended March 31, 1998 were designed to make a portion of the overall compensation of the executive officers receiving such awards vary depending upon the performance of the Company's Common Stock. Such grants, as a result of vesting arrangements applicable to such stock options, also serve as a means of retaining these individuals. In making stock option grants to executives, the Compensation Committee considers a number of factors, including the performance of the executive, the responsibilities of the executive, and the executive's current stock or option holdings.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER IN FISCAL 1998

    The compensation philosophy applied by the Committee in establishing the compensation for the Company's President and Chief Executive Officer is the same as for the other senior management of the Company--to provide a competitive compensation opportunity that rewards performance.

    Mr. Oneda served in the positions of President, Chief Executive Officer and Chairman of the Board of Directors of the Company during the fiscal year ended March 31, 1998. The Compensation Committee set Mr. Oneda's base salary during fiscal 1998 at $187,850, considered by the Compensation Committee to be the middle third of the compensation of Chief Executive Officers at other publicly-traded companies at the same stage of development as the Company. All of this amount has been accrued and will be paid to Mr. Oneda at such time as the Company generates a positive cash flow.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Although the Company has not paid any of its executive officers annual compensation over $1,000,000 and has no current plan to do so, it currently intends to structure all future performance-based compensation of its executive officers in a manner that complies with this statute.

                                          COMPENSATION COMMITTEE
                                          Kenneth W. Anstey, Chairman
                                          Fred E. Silverstein, M.D.

REPORTS UNDER SECTION 16(A) OF THE EXCHANGE ACT

    Based solely on its review of copies of reports filed by persons ("Reporting Persons") required to file such reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company believes that all filings required to be made by Reporting Persons of the Company were timely made in accordance with the requirements of the Exchange Act.

                             STOCK OPTION REPRICING
                           10-YEAR OPTION REPRICINGS

    The following table sets forth certain information concerning all options granted to the Company's executive officers, which were repriced during the fiscal years ended March 31, 1994 and March 31, 1998.

                             OPTION REPRICING TABLE

                                                                                                                    LENGTH OF
                                                                NUMBER OF     MARKET      EXERCISE                  ORIGINAL
                                                                 SHARES      PRICE PER    PRICE PER                OPTION TERM
                                                               SUBJECT TO    SHARE AT     SHARE AT       NEW        REMAINING
                                                    DATE OF      OPTIONS      TIME OF      TIME OF    EXERCISE     AT DATE OF
NAME                                               REPRICING    REPRICED     REPRICING    REPRICING     PRICE     REPRICING (1)
------------------------------------------------  -----------  -----------  -----------  -----------  ---------  ---------------
E. Paul Harhen..................................     5/29/97        5,000    $  1.1875    $    7.25   $  1.1875            80
                                                     5/29/97       20,000       1.1875         5.75      1.1875            87
                                                     5/29/97       10,000       1.1875        4.875      1.1875            95
                                                     5/29/97       10,000       1.1875        1.875      1.1875           104
                                                     5/29/97        5,000       1.1875        3.125      1.1875           107
                                                     5/29/97       10,000       1.1875        1.875      1.1875           110
Alan I. West....................................      2/4/94       10,000         7.25         9.00        7.25           106
                                                      2/4/94        5,000         7.25        8.125        7.25           118
John G. Bernardi................................      2/4/94       10,000         7.25         9.00        7.25           106
                                                      2/4/94       15,000         7.25        8.125        7.25           118

------------------------

(1) Data is presented in terms of months.

                             COMPENSATION COMMITTEE
                          REPORT ON REPRICING OPTIONS

    On May 29, 1997, the Compensation Committee of the Board of Directors approved a repricing of all non-statutory stock options granted to employees pursuant to the 1990 Option Plan with exercise prices greater than $1.1875 per share, the closing price of the Company's Common Stock on that date.

    Because of the decline in the market value of the Company's Common Stock, certain outstanding options in May, 1997 were exercisable at prices that exceeded the market value of the Common Stock. In view of this decline and in keeping with the Company's philosophy of utilizing equity incentives to motivate and retain qualified employees, the Compensation Committee felt that it was important to regain the incentive intended to be provided by options to purchase shares of the Company's Common Stock.

    Pursuant to the terms of the repricing, 25 option holders, holding options to purchase an aggregate of 420,525 shares of the Company's Common Stock, which had an exercise price of greater than $1.1875 per share (the "Existing Options"), were issued new options having an exercise price of $1.1875 per share, the closing price of the Company's Common Stock on May 29, 1997, the date of the repricing (the "New Options").

    The New Options modify only the exercise price of the Existing Options to which each relates and, like the Existing Options, are governed by the 1990 Option Plan. Therefore, except for the different exercise price, the terms of the option agreements, including the vesting schedule, relating to the New Options are substantially the same as the terms of the option agreements for the Existing Options that they replace.

                                          COMPENSATION COMMITTEE
                                          Kenneth W. Anstey
                                          Fred E. Silverstein, M.D.

                         COMPARATIVE STOCK PERFORMANCE

    The following graph compares the cumulative total stockholder return on the Common Stock of the Company between March 31, 1993 and March 31, 1998 (the end of fiscal 1998) with the cumulative total return of (i) the S&P Health Care Diversified Index and (ii) the Nasdaq Stock Market-U.S. Index. This graph assumes the investment of $100 on March 31, 1993 in the Company's Common Stock and in the S&P Health Care Diversified Index and the Nasdaq Stock Market-U.S. Index, and assumes dividends are reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             VISION-SCIENCES, INC.       NASDAQ STOCK MARKET (U.S.)        S&P HEALTHCARE (DIVERSIFIED)
Mar-93                          $100                              $100                                 $100
Mar-94                           $52                              $108                                  $95
Mar-95                           $37                              $120                                 $135
Mar-96                           $25                              $163                                 $192
Mar-97                           $10                              $181                                 $248
Mar-98                           $12                              $275                                 $393

                            APPROVAL OF AMENDMENT TO
                             1990 STOCK OPTION PLAN

    On May 8, 1998, the Company's Board of Directors adopted, subject to stockholder approval, an amendment to the Company's 1990 Stock Option Plan (the "1990 Plan") increasing the number of shares of Common Stock authorized for issuance under the 1990 Plan by 2,000,000 shares, from 2,375,000 to 4,375,000 shares. As of June 30, 1998, only 442,766 shares remained available for future grants of stock options under the 1990 Plan. The Board of Directors believes that stock option awards have been, and will continue to be, an important compensation element in attracting and retaining key employees who are expected to contribute to the Company's growth and success, and that the addition of 2,000,000 authorized shares is necessary to continue to make awards under the 1990 Plan to attract and retain key employees and consultants.

    In addition, Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In particular, income recognized upon the exercise of a stock option is not subject to the deduction limit if the option was issued under a plan approved by stockholders that provides a limit to the number of shares that may be issued under the plan to any individual.

    To comply with Section 162(m), the 1990 Plan must be amended to include a limit on the number of shares that may be issued to any participant and the amendment and the continuance of the 1990 Stock Option Plan must be approved by stockholders. Accordingly, the Company's Board of Directors has voted, subject to stockholder approval, (i) to amend the 1990 Plan to comply with the Section 162(m) per participant limit and (ii) to continue the 1990 Plan.

    The Board of Directors believes that the approval of the foregoing amendments to and the continuation of the 1990 Plan are in the best interests of the Company and its stockholders and recommends a vote in favor of this proposal. If the stockholders do not vote to continue the 1990 Plan, the Company will not grant any further options under the 1990 Plan.

SUMMARY OF THE 1990 PLAN

    If the proposed amendments to the 1990 Plan are approved by stockholders, the 1990 Plan will authorize the Company to grant options to purchase up to 4,375,000 shares of Common Stock. Shares subject to options granted pursuant to the 1990 Plan which terminate or expire unexercised are available for future grants under such Plan. If the proposed amendments and continuance of the 1990 Plan are approved, the maximum number of shares of Common Stock with respect to which an option may be granted to any participant under the 1990 Plan will be 1,200,000 per calendar year (subject to adjustment as provided in the 1990
Plan).

    Options granted under the 1990 Plan may be either incentive stock options within the meaning of section 422 of the Code or non-qualified stock options. Employees, officers or directors of, and consultants and advisors to, the Company or affiliated corporations are eligible to receive stock options under the 1990 Plan. As of May 31, 1998, the Company had 69 employees. The number of individuals receiving stock options varies from year to year depending on various factors such as the number of promotions and the Company's hiring needs during the year.

    Subject to the provisions of the 1990 Plan, the Board (or a committee of the Board) has the authority to determine the persons to whom, and the times at which, options will be granted, and the terms of the options, including (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price of the option, (iv) the duration of the option and (v) the designation of the option as an incentive stock option or a non-qualified stock option. Options granted under the 1990 Plan generally become exercisable in equal annual installments over a four-year period; provided, however, that all outstanding options would become exercisable in full in the event of a "change in control" of the Company (as defined in the 1990 Plan), unless otherwise determined by the Board of Directors of the Company. The exercise price of an incentive stock option may not be less than the fair market value of the Common Stock on the date of grant, and the exercise price of a non-qualified stock option may not be less than 50% of the fair market value of the Common Stock on the date of grant. However, the Company has not in the past typically granted options with exercise prices below fair market value of the Common Stock and has no current plans to do so in the future. The term of an option may not exceed ten years, and incentive stock options generally terminate after 90 days following the termination of an optionee's employment with the Company.

    As option grants under the 1990 Plan to employees are discretionary, the Company cannot now determine the number of options to be granted under the 1990 Plan to any particular executive officer, executive officers as a group, or non-executive officer employees as a group. During the fiscal year ended March 31, 1998, the Senior Executives as a group were granted options to purchase 80,000 shares, all executive officers as a group were granted options to purchase 130,000 shares, and non-executive officers employees as a group were granted options to purchase 713,525 shares, in each case, including options that were repriced in fiscal 1998.

    The Board of Directors may at any time amend or modify the terms of the 1990 Plan in any respect except that, if the approval of the stockholders of the Company is required under Section 422 of the Code or under Rule 16b-3 promulgated under the Exchange Act, the Board of Directors may not effect such modification or amendment without such approval. The 1990 Plan will terminate on the earlier of (i) November 18, 2000, or (ii) the date on which all shares available for issuance under the 1990 Plan shall have been issued.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the United States federal income tax consequences that generally will arise with respect to options granted under the 1990 Plan.

    INCENTIVE STOCK OPTIONS. In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

    Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

    If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

    If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

    NONSTATUTORY STOCK OPTIONS. As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

    With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

    TAX CONSEQUENCES TO THE COMPANY. The grant of an option under the 1990 Plan will have no tax consequences to the Company. Moreover, in general, the exercise of an incentive stock option will not have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary income recognized by a participant under the 1990 Plan, including as a result of the exercise of a nonstatutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year. Arthur Andersen LLP has served as the Company's independent auditors since 1991. Although stockholder approval of the Board of Directors' selection of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

    Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

    All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

    Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal office in Natick, Massachusetts not later than March 25, 1999 for inclusion in the proxy statement for that meeting.

                                          By Order of the Board of Directors,
                                          Katsumi Oneda, Chairman

July 24, 1998

    THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                     APPENDIX A
                      VISION-SCIENCES, INC.

PROXY                                                     PROXY

    Proxy for the Annual Meeting of Stockholders to be held on August 18, 1998

     The undersigned, revoking all prior proxies, hereby appoint(s) Katsumi Oneda, Gerald B. Lichtenberger and Peter B. Tarr, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Vision-Sciences, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on August 18, 1998 at 10:00 a.m., local time, and at any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposals 1, 2 and 3. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate his intent to vote in person.

     1.   To elect Lewis C. Pell as a Class I Director.

/ / FOR the nominee      / / WITHHOLD AUTHORITY to vote for the nominee


     2. To approve (i) an amendment to the Company's 1990 Stock Option Plan (the "1990 Plan") increasing the number of shares of Common Stock authorized for issuance under the Plan from 2,375,000 shares to 4,375,000 shares (ii) an amendment to the 1990 Plan to comply with the Section 162(m) per participant limit and (iii) the continuance of the 1990 Plan.

/ / FOR                  / / AGAINST               / / ABSTAIN


     3. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year.

/ / FOR                  / / AGAINST               / / ABSTAIN


                                   Please sign exactly as name appears
                                   hereon.  When shares are held by
                                   joint owners, both should sign.
                                   When signing as attorney, executor,
                                   administrator, trustee or guardian,
                                   please give title as such.  If a
                                   corporation  or a partnership,
                                   please sign by authorizing person.



                                   Signature:______________________

                                   Date:___________________________

THIS PROXY IS SOLICITED            Signature:______________________
ON BEHALF OF THE BOARD OF
DIRECTORS OF THE COMPANY           Date:___________________________